Exhibit 99.1
For Immediate Release
Local.com Renews Search Marketing Distribution
Relationship with Yahoo!
IRVINE, Calif., September 4, 2007 — Local.com Corporation (NASDAQ: LOCM), a leading local search engine, today announced that it has renewed a multi-year agreement in which Yahoo! will continue to deliver its sponsored search results to Local.com, including Local.com’s recently expanded local search network.
“Yahoo’s considerable base of high quality local advertisers complements Local.com’s highly relevant search results. The result is even more relevant content that helps visitors to Local.com and our network of local publishers find the businesses and services they are looking for,” said Heath Clarke, Local.com CEO. “Yahoo! is a partner of choice and we value our relationship with them. We look forward to delivering additional quality search traffic and unique, targeted opportunities to Yahoo’s advertisers.”
Yahoo! provides search marketing products and services to hundreds of thousands of advertisers in 22 countries worldwide. Currently available in the U.S., Yahoo’s new search marketing system is designed to deliver even more relevant sponsored search and contextual ad results to users. By encouraging advertisers to focus on the quality of their sponsored search and contextual advertisements, Yahoo’s new system creates a more valuable marketplace for users, advertisers and publishers.
“As we continue to grow our advertising marketplace, we’re excited to renew our relationship with Local.com as one of our trusted partners within the Yahoo! Publisher Network,” said Hilary Schneider, executive vice president of the Global Partnership Solutions division. “Local.com’s relevant audience effectively extends our advertisers’ reach, providing them with increased local and vertical targeting opportunities across a wide range of categories.”
About Local.com
Local.com (NASDAQ: LOCM) is a Top U.S. website attracting approximately 10 million visitors each month seeking information on local businesses, products, services, and jobs. Local.com is also one of the largest local search syndication networks, publishing business information on over 400 regional media sites. Powered by the company’s patented local web indexing and Keyword DNA® technologies, Local.com provides users with targeted, relevant local search results, including special offers from local businesses, user reviews, local businesses’ website links, maps, driving directions and more. Businesses can advertise on Local.com with subscription, pay-per-click, banner and pay-per-call ad products. The site’s mobile service, Local Mobile™ provides local search results via mobile phones and devices. Local.com claims U.S. patent numbers 7,231,405 and 7,200,413. For more information visit: www.local.com.
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Media Contacts:
Cameron Triebwasser
Local.com
949-789-5223
ctriebwasser@local.com
Dan Chmielewski
Madison Alexander PR
714-832-8716
949-231-2965
dchm@madisonalexanderpr.com
Investor Relations Contact:
John Baldissera
BPC Financial Marketing
800-368-1217